UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 3, 2006

PHARMACOPEIA DRUG DISCOVERY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50523	51-0418085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 5350, Princeton, New Jersey	08543-5350
(Address of principal executive offices)	(Zip Code)

(609) 452-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Item 5.02.  Appointment of Principal Officers.

On November 6, 2006, the Company announced that Rene Belder, M.D., age 47, has been appointed to the office of Vice President, Clinical and Regulatory Affairs.

A copy of the press release related to the announcements is furnished as Exhibit 99.1 to this Report.

In connection with the appointment of Dr. Belder, effective November 3, 2006, the Company entered into a letter agreement with Dr. Belder.  Under this letter agreement, Dr. Belder agreed to assume the position of Vice President, Clinical and Regulatory Affairs of the Company.  Dr. Belder is entitled to an annual base salary of $275,000, subject to adjustment after 2007.  Dr. Belder also is eligible to earn a bonus equal to 25% of his base salary upon achievement of individual and corporate objectives.  In addition, the Company will pay Dr. Belder a one-time bonus of $30,000 upon commencement of his employment.  Upon commencement of his new position, Dr. Belder was granted an option to purchase 100,000 shares of Company common stock.  These options are incentive stock options to the extent permitted by applicable law and vest 25% after one year and monthly thereafter for the next 36 months.  All of such options granted to Dr. Belder will vest upon a change in control of the Company in the event Dr. Belder’s employment with the Company is terminated by the Company without “cause” (as defined in the severance agreement between Dr. Belder and the Company) or by Dr. Belder for “good reason” (as defined in the severance agreement) at any time during the period commencing two (2) months before and ending twelve (12) months after the occurrence of the change in control.

Effective on the same date, the Company entered into a severance agreement with Dr. Belder.  In the event Dr. Belder’s employment with the Company is terminated without “cause” or Dr. Belder terminates his employment for “good reason”, then Dr. Belder is entitled, in addition to all accrued, unpaid base salary and benefits, to (1) a lump sum payment of six (6) months’ base salary, (2) within 30 days after the termination date, a pro rata portion of his target incentive bonus for the calendar year in which the termination occurred, based on the number of full months employed during the year, (3) continuation of group medical coverage until the earlier of six (6) months following the termination date or until Dr. Belder has obtained comparable medical coverage, and (4) exercise all vested options or other incentive securities pursuant to the terms of the option agreements under which granted.  Dr. Belder must execute a release to receive payments and other benefits under the severance agreement.  During his employment and for a one year period after termination, Dr. Belder may not compete with the Company, solicit or divert any business or any customer from the Company, cause any person to not do business with the Company or solicit for employment a current employee or consultant of the Company.  In the event of termination due to disability, Dr. Belder will receive only those benefits provided under the Company’s Long Term Disability Plan and his stock options will be treated under the Disability section of the applicable plans under which they were granted.  If Dr. Belder’s employment with the Company is terminated by the Company without “cause” or by Dr. Belder for “good reason” at any time during the period commencing two (2) months before and ending twelve (12) months after a change in control, then he will receive (1) all unpaid compensation and benefits accrued up to the termination date, (2) a lump sum payment of nine (9) months’ base salary in effect on termination date, (3) a lump sum payment of seventy-five percent (75%) of his target incentive bonus, (4) group medical continuation coverage until the earlier of nine (9) months after his termination date or the date Dr. Belder obtains comparable medical coverage, and (5) all unvested stock options or any other unvested incentive securities will vest immediately and must be exercised by the earlier of one year following the termination date or the expiration of the option term.

Dr. Belder has been employed by Bristol-Myers Squibb Company (BMS) since 1987.  He has served as Vice President – Development Champion for a program in development at BMS since 2003.  Prior to that, he served as Executive Director, Clinical Research and Life Cycle Management from 1999 to 2003, in which position he oversaw and coordinated clinical development of certain metabolic drugs.  Dr. Belder has an M.D. from the Medical School at Erasmus University of Rotterdam, The Netherlands.

Item 9.01. Financial Statements and Exhibits

(c)                                  Exhibits

Exhibit
Number

10.1	Letter Agreement, dated November 2, 2006, between Pharmacopeia Drug Discovery, Inc. and Rene Belder

10.2	Severance Agreement for Rene Belder, dated November 2, 2006.

99.1	Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACOPEIA DRUG DISCOVERY, INC.

	By:	/s/ Stephen C. Costalas

Stephen C. Costalas, Executive Vice President, General Counsel and Secretary

Date: November 7, 2006